Exhibit 99.2

              PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES
                           Other Financial Information

1.  2001 vs. 2000 Third Quarter Earnings

                                                      Three Months Ended
                                                             September 30
                                                 -----------------------------
                                                    2001             2000
                                                 -----------       -----------

  Net Earnings per common share (diluted)            $ 0.82           $ 1.18
  Special items...............................         0.06            (0.21)
  Western Resources Acquisition Costs.........         0.08             0.04
  Net Earnings before special items
                                                 -----------       -----------
    per common share (diluted)................       $ 0.96           $ 1.01
                                                 ===========       ===========

2.  Itemization of Third Quarter 2001 Non-Recurring Items

                                                           Pre-tax

  Net Earnings per common share (diluted)         $ 0.82
  Write-off of investment in
    energy-related technology company........       0.06   $ 4,171  Other Income
  Western Resources Acquisition Costs........       0.08   $ 3,397  Other Income
  Net Earnings before special items
                                              -----------
    per common share (diluted)...............     $ 0.96
                                              ===========

3.  Year-to-date and Twelve Months-to-date Earnings

                                                Nine Months   Twelve Months
                                                   Ended          Ended
                                                  9/30/01        9/30/01

  Net Earnings per common share (diluted)           $ 3.66        $ 4.01
  Special items*...............................       0.47          0.64
  Western Resources Acquisition costs..........       0.18          0.25
  Net Earnings before special items
                                                 ----------    -----------
    per common share (diluted).................     $ 4.31        $ 4.90
                                                 ==========    ===========

--------------------------------------------------------------------------
  2001 Earnings Estimate Range                                    $4.50+

*Included in the special items are prior write-offs for investments in energy-related technology companies of $0.13 in the first quarter 2001, $0.01 in the second quarter 2001 and $0.06 in the third quarter 2001.

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                            Exhibit 99.2 (Continued)

4.  Issues Update

   Issue                               Status

Formation of       PNM will form its holding co., PNM Resources, Inc.,
Holding Co.        by Dec. 1, 2001.  At the same time, the company has asked the
                   New Mexico Supreme Court to review certain conditions imposed by the PRC in the order approving the holding company.

Acquisition of     The company has asked a New York court to resolve its
Western Resources  disagreement with WR regarding the pending acquisition of
                   WR's electric utilities. No timeline has been set.

New Long-term      PNM is building a 135 MW gas-fired CT plant that will be
Power contract     operational by the fall of 2002, to help serve the
                   load of the new long-term with Texas-New Mexico Power. The company plans to expand the plant to 220 MW in late 2003.

Generating         The company's generating plants have been operating at above
Resources          84% capacity factor in 2001. Even in the event of unplanned outages, PNM is well-positioned to meet its requirements for power.


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